                                                                    Exhibit 99.1


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------

                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One):

[X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2001

                                       or

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _____________ to ____________

Commission file number V-1799

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                            MG ADVANTAGE 401(k) PLAN

     B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                               MEDIA GENERAL, INC.
                            333 East Franklin Street
                            Richmond, Virginia 23219

                              Financial Statements
                            And Supplemental Schedule

                            MG Advantage 401(k) Plan

                    Years ended December 31, 2001, and 2000,
                       with Report of Independent Auditors

                            MG Advantage 401(k) Plan

                              Financial Statements
                            and Supplemental Schedule

                     Years ended December 31, 2001, and 2000




                                Table of Contents

Report of Independent Auditors ...........................................   1

Financial Statements

Statements of Net Assets Available for Plan Benefits .....................   2
Statements of Changes in Net Assets Available for Plan Benefits ..........   3
Notes to Financial Statements ............................................ 4-8


Supplemental Schedule                                                 Schedule

Schedule of Assets Held for Investment Purposes at End of Year,
     December 31, 2001 ...................................................   A

                         Report of Independent Auditors

Administrator
MG Advantage 401(k) Plan

We have audited the accompanying statements of net assets available for plan benefits of the MG Advantage 401(k) Plan (the Plan), as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at end of year as of December 31, 2001, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                                 /s/ ERNST AND YOUNG LLP

June 20, 2002
Richmond, Virginia

                            MG Advantage 401(k) Plan

              Statements of Net Assets Available for Plan Benefits


                                                         December 31,
                                                    2001              2000
                                               ------------------------------

Assets
  Cash                                          $  3,543,763     $        ---
  Investments                                    182,974,211      108,390,636

  Receivables:
      From broker for trades not settled                 ---       56,298,967
      Dividends and interest receivable                  ---           55,214
      Contributions receivable                        76,457        1,728,349
      Other receivables                              556,305          201,492
                                                ------------     ------------
          Total receivables                          632,762       58,284,022
                                                ------------     ------------

Total Assets                                     187,150,736      166,674,658
                                                ------------     ------------

Liabilities
  Contribution refunds payable                           ---          135,455
                                                ------------     ------------

Net assets available for plan benefits          $187,150,736     $166,539,203
                                                ============     ============


See accompanying notes.

                            MG Advantage 401(k) Plan

         Statements of Changes in Net Assets Available for Plan Benefits

                                                             Years Ended December 31,
                                                              2001            2000
                                                         -----------------------------
Investment income:
   Dividends                                             $   1,460,039   $   1,485,269
   Interest                                                  1,283,895       1,391,397
                                                         -------------   -------------
                                                             2,743,934       2,876,666
                                                         -------------   -------------

Net appreciation (depreciation) in
   fair value of assets                                     24,709,783     (40,107,719)

Contributions:
   Employer                                                  7,364,572       5,539,622
   Participants                                             13,108,365      11,453,180
   Rollover                                                  1,435,987             ---
                                                         -------------   -------------
                                                            21,908,924      16,992,802
                                                         -------------   -------------

Distributions to withdrawing participants                  (28,751,108)    (22,808,616)
Merger of assets from other plans (NOTE 1)                         ---       3,412,415
                                                         -------------   -------------

Net increase (decrease) in net assets available
   for plan benefits                                        20,611,533     (39,634,452)
Net assets available for plan benefits
   at beginning of year                                    166,539,203     206,173,655
                                                         -------------   -------------
Net assets available for plan benefits
   at end of year                                        $ 187,150,736   $ 166,539,203
                                                         =============   =============


See accompanying notes.

                            MG Advantage 401(k) Plan

                          Notes to Financial Statements

                                December 31, 2001


1.   General

Effective January 1, 2001, Media General, Inc. (the Company) selected Fidelity Management Trust Company (Fidelity) to become the trustee, recordkeeper, and investment manager of the MG Advantage 401(k) Plan (the Plan), pursuant to a trust agreement dated January 1, 2001. As of that date, numerous Plan changes also occurred. These included the Plan name change and the expansion of investment fund options to thirteen, consisting of eleven Fidelity funds, a Dreyfus Corporation fund, and the Media General Stock Fund.

Effective December 31, 2000, the Plan sold various investments in order to transfer these assets to Fidelity. These sales had not yet settled as of December 31, 2000, resulting in a $56,298,967 receivable from the broker as of that date. Upon transfer to Fidelity, the Plan reinvested the assets in various Fidelity managed mutual funds.

Also effective December 31, 2000, the Park Communications, Inc. Defined Contribution Plan merged with the Plan. Net assets totaling $3,412,415 were transferred into the Plan as of that date.

On March 27, 2000, the Company purchased Spartan Communications, Inc. The purchase added approximately 800 employees. Many of these employees joined the Plan as of July 1, 2000. On August 1, 2000, the Company purchased certain properties of Thomson Corporation. The purchase added approximately 200 employees, many of whom joined the Plan September 1, 2000.

Effective August 28, 2000, the Company sold Garden State Paper to an affiliate of Enron North America Corporation. This sale resulted in approximately $9 million in final distributions in cash and stock to approximately 200 participants. These distributions were made in 2001. As a result, these funds remained in net assets available for plan benefits as of December 31, 2000 (see
NOTE 9).


2.   Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared on the accrual basis of accounting.

Valuation of Investments

All investments, other than guaranteed investment contracts and loans to participants, are carried at market value. Deposits under guaranteed investment contracts are carried at contract value which approximates fair

                            MG Advantage 401(k) Plan

2.   Significant Accounting Policies (continued)

Valuation of Investments (continued)

value. Loans to participants are carried at the original amount of the loan less repayments received. Investments in securities traded on national securities exchanges are valued at the last reported sales price or at the last reported bid quotation if not traded on that day. Investments in commingled equity and balanced funds are valued at their redemption value. Dividends are recorded on the ex-dividend date and interest is accrued as earned.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.


3.   Contributions

The Plan made several changes to plan provisions, including contributions, effective January 1, 2001. Effective on that date, the Plan allows pretax contributions by means of regular payroll deductions up to 20% of a participant's total compensation subject to limitations prescribed by the Internal Revenue Code. After-tax contributions are no longer allowed. The Company matches 100% of contributions up to a total of 4% of a participant's total pay. Participants may rollover account balances from a prior employer's qualified retirement plan or "conduit" IRA that holds only prior qualified plan balances. Participant contributions are invested in accordance with Plan terms directed by participants in the thirteen fund options mentioned in NOTE 1. Company matching contributions are invested in Company stock, subject to transfer provisions discussed in the following paragraph. The Plan also includes, among other things, a loan feature (see NOTE 7). Under specified guidelines, a participant may request the trustee to transfer a portion of the participant's balance in other funds into a loan account for disbursement as a loan to the participant. Repayment of principal and interest is generally made by payroll deduction and the loans are fully secured by the participant's account balance.

Participants may change their investment elections directly with Fidelity at any time. Participants over age 55 may also transfer 100% of the market value of their account among all fund options. Participants under age 55 may transfer 100% of the market value of their account among all fund options, except from the Media General Common Stock Fund, at any time. These participant transfers from the Media General Common Stock Fund are limited to 25% of the participant's fund balance once a quarter to any of the other funds.

                            MG Advantage 401(k) Plan

3.   Contributions (continued)

Prior to these changes and as of December 31, 2000, the provisions were as follows. Participants could elect to contribute 1% to 10% of their compensation, in whole percentages, to the Plan before taxes were withheld from their compensation and 1% to 10%, in whole percentages, after taxes were withheld from their compensation. The Company matched a portion of a participant's contribution up to a total of 6% for each plan year in accordance with plan provisions. Participant contributions were invested in accordance with the Plan terms as directed by participants in: (i) a Stable Value Fund, (ii) an Equity Fund, (iii) a Media General Common Stock Fund, (iv) a Balanced Fund or (v) certain combinations of these funds as provided by the Plan. Company matching contributions were invested in Company stock subject to transfer provisions discussed in the following paragraph. The Plan also included, among other things, a loan feature (see NOTE 7).

Prior to January 1, 2001, on any allocation date (the date that participants could change their Investment Option selection), participants who had attained age 55 could have elected to transfer 100% of the market value of their account to any of the Investment Options provided for by the Plan. In addition, on any allocation date, participants under age 55 could have elected to transfer 100% of the market value of their account among the Stable Value, Equity, and Balanced Funds; transfer 100% of their account from the Stable Value, Equity and/or Balanced Fund to the Media General Common Stock Fund; or transfer 25% of their balance from the Media General Common Stock Fund to the Stable Value, Equity and/or Balanced Funds. The allocation date was the first day of any quarter and four transfers were permitted in any Plan year.


4.   Vesting, Withdrawals, and Terminations

In the event of termination of employment or withdrawal from the Plan, participants receive the total value of their account either directly or by rollover to another qualified account. The vesting provisions of the Plan provide for immediate 100% vesting of the value of Company pretax matching contributions and the value of after-tax matching contributions that occurred prior to the Plan changes effective January 1, 2001, which eliminated after-tax contributions.

The Company has established the Plan with the intention that it will continue. The Company has the right at any time to terminate the Plan. The value of the participants' accounts would be distributed to the participants in a manner consistent with the Summary Plan Document.

The above descriptions are provided for informational purposes. Readers should refer to the most recently updated Summary Plan Document for more complete information on Plan provisions both before and after the noted Plan changes.

                            MG Advantage 401(k) Plan

5.   Income Taxes

The Internal Revenue Service has ruled that the Plan qualifies under Section 401(a) of the Internal Revenue Code (IRC) and, therefore, the related trust is not subject to tax under present income tax law. Employee contributions qualify as "cash or deferred" contributions under Section 401(k) of the IRC. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Company believes the Plan continues to qualify under the IRC and the related trust is tax exempt.


6.   Investments

Effective January 1, 2001, Plan investments are held by Fidelity. Prior to that date, the Plan's assets were held by Northern Trust Company, the former trustee, pursuant to a trust agreement dated July 1, 1987. Frank Russell Trust Company had investment responsibility for the Stable Value Fund, the Equity Fund and the Balanced Fund.

Investments representing five percent or more of the Plan's net assets at December 31, 2001 and 2000 consisted of the following:

                                    2001                          2000
                        --------------------------------------------------------
Name and Title               Cost      Market Value       Cost      Market Value
                        --------------------------------------------------------
Media General, Inc.
 Common Stock Fund       $60,245,656   $97,532,138    $50,999,880   $82,959,714
Fidelity Managed
 Income Portfolio         11,871,579    11,871,579            ---           ---
Fidelity Fund             39,193,382    36,047,307            ---           ---


The Plan's investments (depreciated) appreciated in fair value during 2001 and 2000 as follows:

         Name and Title                         2001               2000
                                           --------------------------------

Media General, Inc. Common Stock Fund       $30,012,009       $(35,816,940)
Common Trust funds managed by Frank
   Russell Trust Co.                                ---         (4,290,779)
Fidelity Fund                                (3,454,845)               ---
Fidelity Growth Company                        (253,389)               ---
Fidelity OTC Port                               (78,837)               ---
Fidelity Divers International                   (35,672)               ---
Fidelity Freedom Income                          (3,376)               ---
Fidelity Freedom 2000                            (6,400)               ---
Fidelity Freedom 2010                          (725,771)               ---
Fidelity Freedom 2020                          (112,622)               ---
Fidelity Freedom 2030                          (124,270)               ---
Fidelity Freedom 2040                           (42,571)               ---
Dreyfus Small Company Value                    (464,473)               ---
                                            -----------       ------------
                                            $24,709,783       $(40,107,719)
                                            ===========       ============

                            MG Advantage 401(k) Plan

7.   Loans to Participants

The Plan has a loan feature available to all Plan participants. Loans are made from the participant's account, reducing the investment balance and creating a receivable in the Loan Fund. Loans are secured by the participant's vested account balance. Loans to terminated participants and loans in default are treated as distributions to the participant. Loans are generally repaid through payroll deduction including principal and interest. The principal portion reduces the receivable from participants and both principal and interest are transferred to the participant's investment account as repayments are received.

Participants may obtain loans based on the vested value of their accounts. New loans cannot exceed 50% of the participant's account value or a maximum of $50,000 in accordance with the Department of Labor's regulations on loans to participants. Loans are limited to one loan per participant per twelve-month period with a maximum of two loans outstanding at any one time. Loans shall bear a reasonable rate of interest and must be repaid over a period not to exceed 5 years unless used to purchase the participant's primary residence, in which case the loan must be repaid over a period not to exceed 10 years.


8.   Related Party Transactions

Recurring administrative expenses of the Plan, which include trustee fees, are paid by Media General, Inc. Administrative expenses for the years ended December 31, 2001 and 2000 were approximately $526,000 and $786,000, respectively.


9.   Comparison to Form 5500

Form 5500 requires the recording of a liability for distributions allocated to participants as of year end, but for which disbursement of those funds from the Plan has not yet been made. This requirement is different from the presentation of such funds in the financial statements where they remain in net assets available for plan benefits. The liability per Form 5500 was $19,546 and $13,183,296 as of December 31, 2001, and 2000, respectively.

                              Supplemental Schedule

                                                                      Schedule A


                            MG Advantage 401(k) Plan

                            EIN: 54-0850433 Plan: 001

                             Schedule H, Line 4 (i)

         Schedule of Assets Held for Investment Purposes at End of Year


                                December 31, 2001


                                                         Current or
     Name and Title                                     Market Value
     ---------------------------------------------------------------

     Fidelity* Managed Income Portfolio                 $ 11,871,579

     Dreyfus Small Company Value                           2,339,568

     Fidelity* Fund                                       36,047,307

     Fidelity* Growth Company                              5,080,000

     Fidelity* OTC Portfolio                               1,652,087

     Fidelity* Diversified International                     991,147

     Fidelity* Freedom Income                              1,170,182

     Fidelity* Freedom 2000                                  594,520

     Fidelity* Freedom 2010                                9,348,632

     Fidelity* Freedom 2020                                2,293,936

     Fidelity* Freedom 2030                                2,046,306

     Fidelity* Freedom 2040                                  803,267

     Metropolitan Life, 5.71%
        January 31, 2002                                   1,408,706

     Security Life of Denver, 5.76%
        April 30, 2002                                     1,402,861

     Hartford Life Insurance, 5.92%
        July 30, 2002                                      1,395,311

     Media General, Inc.* Common Stock Fund               97,532,138

     Loans to participants*, 6% - 10%                      6,996,664
                                                        ------------

     Total                                              $182,974,211
                                                        ============


*  Party in interest to the Plan

                                  EXHIBIT INDEX


                                       TO

                                  FORM 11-K FOR

                            MG ADVANTAGE 401(k) PLAN



Exhibit Number                               Description of Exhibit

     23                                       Consent of Ernst & Young LLP,
                                              Independent auditors, dated
                                              June 20, 2002

                                                                      Exhibit 23


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-16737 and No. 333-54624) pertaining to the MG Advantage 401(k) Plan, of our report dated June 20, 2002, with respect to the financial statements and schedule of the MG Advantage 401(k) Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2001.


                                        /s/Ernst & Young LLP


Richmond, Virginia
June 20, 2002